Exhibit 99.1

Revolution Lighting Names Joan Nano as Chief Financial Officer

STAMFORD, Conn., June 14, 2019 (GLOBE NEWSWIRE) — Revolution Lighting Technologies, Inc. (NASDAQ: RVLT) (“Revolution Lighting” or the “Company”), a global provider of advanced LED lighting solutions, announced today that Joan Nano has agreed to serve as the Company’s Chief Financial Officer, effective as of June 14, 2019. Ms. Nano has served as a financial consultant to the Company since March 27, 2019.

Prior to joining the Company, Ms. Nano served as Managing Director of Finance Solutions, LLC, a financial consulting firm, since 2008. As a financial consultant, Ms. Nano worked with public and private companies on the preparation of financial statements and other Securities and Exchange Commission reporting matters, acquisition integration, cost saving initiatives, ERP implementation and tax matters. From 2001 to 2007, Ms. Nano served as the Vice President, Controller and Chief Accounting Officer at Crane Co., a multi-billion dollar publicly held diversified manufacturing company where she led worldwide financial planning and analysis, investment analysis, budgeting, forecasting, accounting, and internal and external financial reporting. Ms. Nano is a Certified Public Accountant and holds a B.S. from Sacred Heart University; she has completed executive training at the Wharton School.

“I am honored that Joan has chosen to join Revolution as our CFO.” said Robert V. LaPenta, Chairman, CEO and President, Revolution Lighting Technologies. “Joan has extensive regulatory and reporting experience and she will lead our corporate and division finance teams. I look forward to working with Joan in building a successful Revolution Lighting going forward.”

About Revolution Lighting

Revolution Lighting Technologies, Inc. is a leader in the design, manufacture, marketing, and sale of LED lighting solutions focusing on the industrial, commercial and government markets in the United States, Canada, and internationally. Through advanced LED technologies, Revolution Lighting has created an innovative lighting company that offers a comprehensive advanced product platform of high-quality interior and exterior LED lamps and fixtures, including signage and control systems. Revolution Lighting is uniquely positioned to act as an expert partner, offering full service lighting solutions through our operating divisions including Energy Source, Multi-Family and Tri-State LED to transform lighting into a source of superior energy savings, quality light and well-being. Revolution Lighting Technologies markets and distributes its products through a network of regional and national independent sales representatives and distributors, as well as through energy savings companies and national accounts. Revolution Lighting Technologies trades on the Nasdaq Capital Market under the ticker RVLT. For more information, please visit rvlti.com and connect with the Company on Twitter, LinkedIn and Facebook.

RVLT Investor Relations Contact:

Amato and Partners, LLC

Investor Relations Counsel

admin@amatoandpartners.com